Exhibit 99.1

MARKETAXESS APPOINTS JANE CHWICK TO BOARD OF DIRECTORS

New York – Thursday October 17, 2013 – MarketAxess Holdings Inc. (Nasdaq: MKTX) the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, has confirmed the appointment of Jane Chwick to its Board of Directors.

Ms. Chwick spent over 30 years at Goldman Sachs, most recently as a Partner and Co-Chief Operating Officer of Technology, and remains an advisory director of the firm. Ms. Chwick joined Goldman Sachs in 1983 as a Programmer for Funding Technologies. During her time with the firm Ms. Chwick held a range of senior positions within the firm’s technology groups including Global Head of Technology for Fixed Income Currencies and Commodities from 2004 – 2010 and Global Head of Technology for the Securities Division from 2010 - 2012.

Rick Mc Vey, Chairman and Chief Executive Officer of MarketAxess, said: “Jane is a highly experienced technology professional with an impressive track record of managing a variety of significant technology divisions at Goldman Sachs. Jane’s depth of market knowledge and industry insight make her a valuable addition to our Board of Directors and I very much look forward to working with her.”

Jane Chwick added: “MarketAxess has been at the forefront of market structure changes in fixed income for well over a decade and today we are at a critical juncture in the evolution of these markets. I’m delighted to be joining the Board, and I’m excited about the opportunity to help MarketAxess continue to deliver innovative technology solutions for the credit markets.”

Ms. Chwick graduated from Queens College with a major in mathematics and holds an MBA from St. Johns University. She is on the Board of Trustees of the Queens College Foundation and is partnering with the International Institute of Education in the WeTech initiative which supports the advancement of women and girls in technology.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess' patented trading technology. Over 1,000 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, European bonds, high-yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess SEF Corporation has received temporary approval from the U.S. Commodity Futures Trading Commission to operate a swap execution facility. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Xtrakter subsidiary, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products.

MarketAxess maintains its headquarters in New York and has offices in London, Salt Lake City, Singapore and São Paulo. For more information, please visit www.marketaxess.com.

MEDIA CONTACTS:

MarketAxess Holdings Inc.

Florencia Panizza

+1-212-813-6029

fpanizza@marketaxess.com

Bryant Park Financial Communications

Judi Flynn

+1-917-902-8726

jflynn@bryantparkfc.com